CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated June 14, 2005, which are incorporated by reference, in this Registration Statement (Form N-1A No. 33-10238) of Dreyfus Premier State Municipal Bond Fund.

ERNST & YOUNG LLP
New York, New York August 26, 2005